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                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 10:00 AM 12/07/1995
                                                             950285880 - 2364265

                     CERTIFICATE TO RESTORE TO GOOD STANDING
                         A DELAWARE LIMITED PARTNERSHIP
                        PURSUANT TO TITLE 6, SEC. 17-1109



1.       Name of Limited Partnership:  QUALIS CARE, L.P.

2.       Date of original filing with Delaware Secretary of State:
         3/8/94

I, Michael D. Gervais, acting on behalf of the Management Committee of the above named limited partnership, which has the full power of a General Partner of the above named limited partnership, do hereby certify that this limited partnership is paying all annual taxes, penalties and interest due to the State of Delaware.

I do hereby request this limited partnership be restored to Good Standing.



                                            /s/  Michael D. Gervais
                                            --------------------------------
                                            Chief Operating Officer
                                            as Authorized by the
                                            Management Committee
                                            Acting as General Partner
                                            of Qualis Care, L.P.